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                                                                       Ex.10.13


                               ROY F. WESTON, INC.

                               SEVERANCE AGREEMENT


         Severance Agreement ("Agreement") made effective December 3, 1996 between Roy F. Weston, Inc., a Pennsylvania corporation ("Weston") and William
J. Marrazzo ("Marrazzo").

                                   BACKGROUND

         Marrazzo is currently Weston's President and Chief Executive Officer and a member of Weston's Board of Directors.

         Weston and Marrazzo have a written agreement with respect to Marrazzo's employment ("Full Time Employment Agreement") dated as of December 1, 1988, which is attached hereto as Exhibit A.

         Weston and Marrazzo have entered into (i) six separate Non-Qualified Stock Option Agreements covering grants made on each of May 2, 1990, March 31, 1992, February 8, 1993, February 14, 1994, February 13, 1995, and February 26, 1996, respectively, attached hereto as Exhibits B-1 through B-6, (ii) a Restricted Stock Award Agreement dated as of April 10, 1992 attached hereto as Exhibit C, and (iii) two separate Supplemental Retirement Agreements dated as of December 31, 1988 and December 31, 1990, respectively, attached hereto as Exhibits D-1 and D-2. The agreements referred to in the preceding sentence are collectively referred to as the "Benefit Agreements".

         Weston acknowledges and recognizes that it would serve Weston's best interests to provide Marrazzo with certain additional benefits in the event that Marrazzo's employment with Weston terminates under certain circumstances.
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         Marrazzo desires to receive the benefits on the terms and conditions provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Scope of Agreement. This Agreement shall become effective if (i) Weston terminates Marrazzo's employment for reasons other than "cause" (as defined in Section 2) or (ii) Marrazzo resigns by reason of a "good-reason resignation" (as defined in Section 3). This Agreement shall not apply if (i) Marrazzo's employment with Weston terminates as a result of Marrazzo's death or disability, (ii) Marrazzo voluntarily terminates his employment for other than a "good-reason resignation" or (iii) Weston terminates Marrazzo's employment for "cause".

                  2. TERMINATION FOR CAUSE. For purposes of this Agreement, "cause" shall mean that Marrazzo committed or engaged in an intentional act of
(i) fraud, embezzlement or theft in connection with his duties or in the course of his employment with Weston, (ii) wrongful damage to Weston's property, (iii) wrongful disclosure of Weston's secret processes or confidential information, or
(iv) any other kind which is materially harmful to Weston. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Marrazzo not in good faith and without reasonable belief that his act or omission was in Weston's best interests.

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                  3. Good-Reason Resignation. For purposes of this Agreement,
Marrazzo's employment shall be deemed to have been terminated by reason of a "good-reason resignation" if Marrazzo elects in good faith to discontinue his employment with Weston because his responsibilities, duties or authority have changed materially from their level on the date hereof, which change substantially reduces the rank or level, responsibility or scope of Marrazzo's position with Weston (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the date hereof as Weston's President and Chief Executive Officer. If Marrazzo elects to terminate his employment under this Section 3, his written notice under Section 4 shall include the specific matter or matters which Marrazzo asserts constitute reason for a "good-reason resignation".

                  4. Employment Termination Date. Marrazzo's status as a Weston employee shall terminate on the effective date the party initiating the termination specifies in writing to the other ("Employment Termination Date"), which date shall be at least 30 days after delivery of such notice. As of the Employment Termination Date, Marrazzo shall resign as a member of Weston's Board of Directors, each committee thereof and the Board of Directors of each Weston subsidiary.

                  5. Severance Benefits and Payment Conditions.

                           (a) Benefits. If Weston terminates Marrazzo's
employment for reasons other than "cause" or Marrazzo resigns by reason of a "good-reason resignation", Marrazzo shall receive the severance benefits set forth herein in place of those provided for in Section 7 of the Full-Time Employment Agreement, provided Marrazzo satisfies

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each of the requirements of subsections (b), (c) and (d) hereof. Marrazzo's entitlements under the Benefit Agreements and any employee benefit plan, including Weston's vacation plan, applicable to a class of Weston employees which includes Marrazzo shall be as provided for therein without regard to this Agreement, except as expressly provided in this Section. The severance benefits under this Agreement are as set forth below:

                                    (i) Weston shall pay Marrazzo the greater of
$23,350 per month or his monthly base salary for 16 months. For purposes of this subsection, Marrazzo's monthly base salary shall be one-twelfth of the annual base salary at the rate in effect on the Employment Termination Date. Weston shall make the payments under this subsection beginning with the first calendar month after the Employment Termination Date in accordance with its regular pay policies for employees. If Marrazzo dies before the last monthly payment, the remaining payments shall be paid to his estate.

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                                    (ii) Weston shall pay Marrazzo the amount he
earned under its Salary-At-Risk Program for the portion of the calendar quarter to and including his Employment Termination Date. Weston shall make the payment on or about the date Weston makes Salary- At-Risk payments to participating employees.

                                    (iii) For purposes of the Restricted Stock
Award Agreement dated as of April 10, 1992 attached hereto as Exhibit C, (A) the installment which would vest on April 10, 1997 shall be deemed vested if this Agreement becomes effective before that date and (B) a "good-reason resignation" shall be treated as an involuntary termination which is not for "cause" (as defined in the Restricted Stock Award Agreement).

                                    (iv) The annual amount payable under
subsection 6(f) of the Supplemental Retirement Agreement dated as of December 31, 1988 attached hereto as Exhibit D-1 shall be the greater of $42,000 (regardless of Marrazzo's length of active service with Weston) or the amount otherwise payable under subsection 6(f) thereof.

                                    (v) For purposes of the Supplemental
Retirement Agreement dated as of December 31, 1990 attached hereto as Exhibit D-2, a "good-reason resignation" shall be treated as an involuntary termination which is not for "cause" (as defined in the Supplemental Retirement Agreement).

                                    (vi) Weston shall provide medical, dental
and prescription plan benefits for Marrazzo on the same basis as in effect for active employees for 16 months or until he sooner elects that such coverages cease. After such 16-month period, Marrazzo may elect continuation coverage completely at his own expense as provided by law.

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                                    (vii) Weston shall provide Marrazzo
outplacement services at Weston's expense at the level in effect on the Employment Termination Date for executive employees.

                                    (viii) Weston shall pay Marrazzo an
automobile allowance at the level in effect on the Employment Termination Date for six months, beginning with the first calendar month after the Employment Termination Date.

                           (b) Cooperation Requirement. Marrazzo shall provide
Weston such information pertaining to his employment with Weston as he may have and assist Weston to transfer his duties to such successor or successors as Weston may designate. Weston shall reimburse Marrazzo for all reasonable expenses he incurs in fulfilling his obligations under the preceding sentence.

                           (c) Non-Competition Requirement. Weston's obligation
to make payments or provide benefits hereunder, including all payments under the Benefit Agreements, shall terminate and Weston shall have all of the rights and remedies provided for in Section 10 of the Full-Time Employment Agreement as well as restitution of payments made or the cost of benefits provided hereunder if Marrazzo, without Weston's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, for a period of two years from and after the Employment Termination Date:

                                    (i) acquires or holds a significant
financial interest in any competitor of Weston or any "Weston affiliate" (as defined below);

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                                    (ii) competes with Weston or any "Weston
affiliate" in soliciting any business from any person or entity that was at any time during the two years immediately preceding the Employment Termination Date a client of Weston or any "Weston affiliate" or potential client as to whom Weston or any "Weston affiliate" had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business; or

                                    (iii) renders services to any competitor of
Weston or any "Weston affiliate", if such services are similar in nature (in whole or in part) to services Marrazzo rendered to Weston or any "Weston affiliate" at any time during the two years immediately preceding the Employment Termination Date.

For purposes of this Section, the term "Weston affiliate" shall mean any business in which Weston owns directly or indirectly at least 50% of the equity interests or 50% of the profit interests. This Section supersedes the non-competition covenant of Section 8 of the Full Time Employment Agreement, except as provided under Section 10 thereof. This Section replaces the non-competition provisions of Section 13 of the Supplemental Retirement Agreements until two years from the Employment Termination Date, at which time such provisions become effective for a period of one additional year with respect to benefits provided under the Supplemental Retirement Agreements as modified by this Agreement.

                                    (d) Release. Marrazzo shall deliver an
executed release to Weston in the form attached as Exhibit E on or before the Employment Termination Date.

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                  6. Acceleration Election. Weston may, at its option, at any time or from time to time, in its absolute and sole discretion, accelerate the time and the manner of making any one or more payments required by this Agreement.

                  7. Non-Alienation. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Marrazzo, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Marrazzo by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

                  8. Taxes. Weston shall withhold from payments to Marrazzo and remit to the appropriate government agencies such payroll taxes and income withholding as Weston determines is or may be necessary under applicable law with respect to amounts paid under this Agreement.

                  9. General Obligation. The rights and benefits of Marrazzo hereunder shall be solely those of an unsecured creditor of Weston.

                  10. Waiver of Breach. Weston's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall Weston's waiver or relinquishment of any right or power

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hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  11. Modification. This Agreement shall not be modified or amended except by written instrument duly executed by Weston and Marrazzo.

                  12. Severability. If any clause, sentence, paragraph, section, or part of this Agreement shall be held by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate any of the other parts hereof.

                  13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either hand-delivered to the addressee or sent by registered or certified mail, if to Marrazzo, to Marrazzo's address as shown on Weston's books, and if to Weston, addressed to the Chairman of Weston's Board of Directors at Weston's principal business office

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located at One Weston Way, West Chester, Pennsylvania 19380-1499 or such other address as Weston or Marrazzo may designate in writing.

                  14. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Philadelphia in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties, and judgment upon the decision rendered in such arbitration may be entered in any court having jurisdiction.

                  15. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Weston and its successors, whether by merger, consolidation, stock purchase, acquisition of substantially all of Weston's business assets, or otherwise, and upon Marrazzo, his heirs and legal representatives. This Agreement shall not be assignable by Marrazzo and shall be assignable by Weston only to a person or entity which becomes a successor in interest to Weston and which is bound hereby.

                  16. Captions. The captions of the various provisions shall not be deemed a part of this Agreement and shall not be construed in any way to limit the contents hereof but are inserted herein only for reference and for convenience of the parties.

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                  17. Governing State Law. This Agreement may be executed at different times in different places, but all questions concerning the construction or validity hereof, or relating to performance hereunder, shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, Weston has caused this Agreement to be executed by its duly authorized officers, and Marrazzo has hereunto set his hand and seal as of the day and year first above written.



ATTEST:                                ROY F. WESTON, INC.



                        By:
-------------------        --------------------------- Secretary

(SEAL)






                             ----------------------------
                  William J. Marrazzo

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                                    EXHIBIT E

                                  CROSS RELEASE


         Roy F. Weston, Inc. ("Weston") and William J. Marrazzo ("Marrazzo") entered into a Severance Agreement made effective December 3, 1996. To satisfy the requirement of subsection 5(d) of the Severance Agreement, Marrazzo and Weston hereby grant the other the Releases set forth below:

                        ---------------------------------

         1. Release by Weston. Weston, on behalf of itself and its subsidiaries, irrevocably and unconditionally releases and forever discharges Marrazzo, his heirs, administrators and legal representatives from any and all manner of actions, causes, matters, suits, debts, dues, accounts, bonds, covenants, agreements, judgments, claims, controversies, guarantees, warranties, damages, labilities, or demands of any nature whatsoever in law or equity, whether or not known to it, which it has ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, thing or cause of any kind whatsoever from the beginning of the world to the date it executes this Release. Such remise, release and discharge of Marrazzo includes, without limitation, any and all claims under any and all federal or state statutes or the common law and extends without limitation to any and all acts, practices or conduct by Marrazzo whether or not it has knowledge of such acts, omissions, practices, conduct or the effects thereof, or if any such effects exist or may in the future exist as a result of any acts, omissions, practices, or conduct that occurred prior to the date it executes this Release.
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         2. Limitation on Weston's Release. Notwithstanding the foregoing, this
Release shall not prevent Weston from enforcing its rights under the Severance Agreement.

         3. Release by Marrazzo. Marrazzo, for himself, his heirs, and personal and legal representatives, except as provided in Section 4 hereof, does hereby irrevocably and unconditionally release, remise and forever discharge Weston, its subsidiaries, affiliates, divisions, officers, directors and employees (the "Releasees"), and each of them, however denominated, past, present and future, and their predecessors, successors and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him which he ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause or thing of any kind whatsoever from the beginning of the world to the date hereof. Such release, remise and discharge of the Releasees includes without limitation any and all claims under any and all federal and state statutes or common law and extends without limitation, to any and all acts, practices or conduct by the Releasees, or the effects thereof, whether or not Marrazzo now has knowledge of such acts, omissions, practices, conduct or the effects thereof, if any such effects exist or may in the future exist as a result of any act, omission, practice or conduct that occurred prior to the date hereof. Except as provided in Section 4, this release shall specifically include, but not be limited to, the following:

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                  (a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to Marrazzo's employment with Weston or Marrazzo's termination of employment pursuant to the Severance Agreement;

                  (b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay and any other fringe-type benefit);

                  (c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

                  (d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Section1981, the Age Discrimination in Employment Act, 29 U.S.C. Section621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, 29 U.S.C. Section701 et seq., the Americans with Disabilities Act, 42 U.S.C. Section1201 et seq., and the Pennsylvania Human Relations Act, 43 P.S. Section951 et seq.;

                  (e) any and all claims under any federal or state statute relating to employee benefits;

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                  (f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and/or negligence;

                  (g) any and all claims for additional commissions, compensation or damages of any kind; and

                  (h) any and all claims for attorneys' fees and costs.

         4. Limitation on Marrazzo's Release. This Release (a) shall not prevent Marrazzo from enforcing his rights under the Severance Agreement in accordance with the terms thereof, (b) shall have no applicability to Weston's obligations under the Benefit Agreements (as defined in the Severance Agreement) or benefits payable under the terms of any "employee pension benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and
(c) shall not release Weston from any obligation it might otherwise have to indemnify Marrazzo and hold him harmless from any claims made against him arising out of his activities as an officer or director of Weston, to the same extent as Weston is or may be obligated to indemnify and hold harmless any other officer or director.

         5. Review and Revocation. Marrazzo acknowledges that he has had the opportunity to review this Release and to consider its terms with his attorneys and advisors. Marrazzo has twenty-one (21) days from the date of distribution of this Release to him to review it and seven (7) days after the execution date of this Release to revoke it. This Release shall not be effective unless and until Marrazzo executes it and the seven-day period has expired.


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                             UNDERSTOOD AND AGREED:



Witness:                                    ------------------------
                  William J. Marrazzo



By
   -----------------------------------                              Date



Attest:                       ROY F. WESTON, INC.





By                                    By
  ---------------------------           ----------------------------   Secretary

(Corporate Seal)

                  Date
                                            --------------------------

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STATE OF ____________________ :

                              :  SS:

COUNTY OF ___________________ :



         Before me, _________________ , on this day personally appeared William
J. Marrazzo, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed such instrument for the purposes and consideration therein expressed.


         Given under my hand and seal of office this _________ day of ____________________, _______.



                                           ___________________________
                  NOTARY PUBLIC in and for




                                           ___________________________